Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253294 on Form S-3 and Registration Statements No. 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 333-164230, 333-212998, 333-212999, and 333-236539 of International Paper Company on Form S-8 of our report relating to the financial statements and supplemental schedule of the International Paper Company Salaried Savings Plan dated June 29, 2022, appearing in the Annual Report on Form 11-K of International Paper Company Salaried Savings Plan for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
June 29, 2022